                        AMENDMENT TO PURCHASE AGREEMENT

     THIS AMENDMENT TO PURCHASE AGREEMENT, dated as of July 25, 1996, is between GANDER MOUNTAIN, INC., ("GMI") GRS, INC., ("GRS") (GMI and GRS collectively referred to as "Gander Mountain") and HOLIDAY SPORTS, INC. ("Holiday").
                                   RECITALS:

     A. Gander Mountain and Holiday Stationstores, Inc. have executed a Purchase Agreement dated as of July 10, 1996 ("Purchase Agreement").

     B. Holiday Stationstores, Inc. assigned its rights (but not its obligations) under the Purchase Agreement to Holiday.

     C. Gander Mountain and Holiday desire to amend the Purchase Agreement (1) to reduce the purchase price for the Equipment, Improvements and all intangibles from $7,500,000.00 to $7,300,000.00; and (2) to reduce the purchase price for the Merchandise Inventory in the Stores on the Closing Date from cost to cost less $220,000.00.

     In consideration of the mutual covenants set forth in the Purchase Agreement, this Amendment to Purchase Agreement ("Amendment") and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. SECTION 1.1.3. Section 1.13 shall be deleted in its entirety and replaced with the following:

     "1.1.3 All items held as inventory for resale to customers and located in the Stores at the Closing Date excluding (a) any items excluded as nonsalable or defective as provided in Section 8.2, (b) all items containing any trademark, service mark or logo owned by Gander Mountain ("Gander Mountain Private Label Inventory") that Gander Mountain and Holiday mutually agree shall be excluded, and (c) any items that are the subject of intellectual property litigation that Gander Mountain is a party to including, but not limited to, trademark, copyright and patent litigation as set forth on Exhibit G; plus such additional items of inventory owned by Gander Mountain (chosen and identified as provided in Section 8.2) as shall be necessary to bring the aggregate "cost" (as recorded in the books of Gander Mountain) of all the inventory purchased by Holiday hereunder to not greater than Nine Million Two Hundred Thousand Dollars ($9,200,000.00); provided however, the Merchandise Inventory purchase price shall be reduced by Two Hundred Twenty Thousand Dollars ($220,000.00) as set forth in Section 2.1. All the inventory described in the foregoing sentence is sometimes referred to herein as the "Merchandise Inventory." The Merchandise Inventory shall be transferred to Holiday free and clear of any liens or encumbrances."

     2. SECTION 1.2. Section 1.2 shall be deleted in its entirety and replaced with the following:

           "1.2 ASSUMPTION OF OBLIGATIONS. Subject to all the terms and conditions of this Agreement, Gander Mountain shall assign and transfer to Holiday all real property leases described in Exhibit J attached hereto, all operating contracts described in Exhibits C and N attached hereto, all permits and licenses described in Exhibit E attached hereto and all contracts relating to the operation of the Stores' business described in Exhibits C and N hereto and Holiday shall accept and assume responsibility for all such obligations (collectively referred to as "Assumed Obligations"); provided, however, Holiday shall not assume any of the Point-of-Sale leases described in Exhibit D attached hereto ("POS Leases"); provided, further, however, Holiday shall not assume any of the billboard leases relating to the Stores ("Billboard Leases"). In consideration of payment of the Purchase Price and monthly prorata amounts payable under the POS Leases and Billboard Leases for the Stores ("Monthly Payments") from the Closing Date until the last day of the sixth full calendar month after the Closing Date ("Removal Date"), Gander Mountain grants Holiday the right to use the POS equipment and billboards for the Stores until the Removal Date. If Holiday has use of the POS equipment and billboards, Holiday shall pay the Monthly Payments.
      Holiday shall pay the Monthly Payments to either Gander Mountain or lessor, at Holiday's sole option. On or after the Removal Date, Gander Mountain shall, upon reasonable notice to Holiday, remove the POS equipment from the Stores and change the billboards. Holiday does not assume any other obligations other than as explicitly assumed under this
      Section 1.2."

     3. SECTION 2.1. Section 2.1 shall be deleted in its entirety and replaced with the following:

           "2.1 PURCHASE PRICE. The purchase price for the Assets, all licenses and rights granted herein, and all intangibles including, but not limited to, goodwill and covenant not to compete ("Purchase Price") shall be as follows and paid by Holiday to Gander Mountain as follows:

                 2.1.1 If the Closing Date is prior to August 15, 1996, the following amounts shall be paid by Holiday to Gander Mountain at the Closing via wire transfer:

                 (a) Merchandise Inventory
                     at cost less $220,000.00         $8,780,000.00 (Estimated)

            (b)  Equipment, Improvements,            $7,300,000.00
                 and all intangibles including,
                 but not limited to, goodwill
                 and covenant not to compete

                 (c) Provided, however, that the amount payable by Holiday to
            Gander Mountain for the Merchandise Inventory shall be the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date less the amount of Two Hundred Twenty Thousand Dollars ($220,000.00) provided that such amount of Merchandise Inventory at cost in the Stores on the Closing Date does not exceed Nine Million Two Hundred Thousand Dollars ($9,200,000.00).

                 (d) Provided further, however, that such amount may be reduced or increased by adjustments to the Purchase Price required pursuant to the terms of this Agreement, including but not limited to adjustments required, if any, pursuant to Sections 2.5 (recording fees), 2.6 (prorations), 2.7 (gift certificates), 6.5 (employee severance, if required) and 8.2 (inventory service, if required).

                 2.1.2 If for any reason the Closing Date is on or after August
            15, 1996, the amount that Holiday shall pay to Gander Mountain at Closing via wire transfer, not including any reductions or increases to the Purchase Price required pursuant to the terms of this Agreement, will be as follows:

                 (a) If the Closing Date is before September 15, 1996, Holiday shall pay to Gander Mountain via wire transfer at the Closing Five Million Three Hundred Thousand Dollars ($5,300,000.00) for the Equipment, Improvements and all intangibles and the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date less the amount of Two Hundred Twenty Thousand Dollars ($220,000.00) provided that such amount of Merchandise Inventory at cost in the Stores on the Closing Date does not exceed Nine Million Two Hundrend Thousand Dollars ($9,200,000.00).

                 (b) If the Closing Date is on or after September 15, 1996, but before October 15, 1996, Holiday shall pay to Gander Mountain via wire transfer at the Closing Three Million Three Hundred Thousand Dollars ($3,300,000.00) for the Equipment, Improvements and all intangibles and the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date less the amount of Two Hundred Twenty Thousand Dollars ($220,000.00) provided that such amount of Merchandise Inventory at cost in the Stores on the Closing Date does not exceed Nine Million Two Hundred Thousand Dollars ($9,200,000.00).


                 (c) If the Closing Date is on or after October 15, 1996, but before November 15, 1996, Holiday shall pay to Gander Mountain via wire transfer at the Closing One Million Three Hundred Thousand Dollars ($1,300,000.00) for the Equipment, Improvements and all intangibles and the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date less the amount of Two Hundred Twenty Thousand Dollars ($220,000.00) provided that such amount of Merchandise Inventory at cost in the Stores on the Closing Date does not exceed Nine Million Two Hundred Thousand Dollars ($9,200,000.00).

                 (d) If the Closing Date is on or after November 15, 1996, but before December 15, 1996, Holiday shall pay to Gander Mountain via wire transfer at the Closing the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date less the amount of Two Hundred Twenty Thousand Dollars ($220,000.00) provided that such amount of Merchandise Inventory at cost in the Stores on the Closing Date does not exceed Nine Million Two Hundred Thousand Dollars ($9,200,000.00).

                 2.1.3 The amount of Five Hundred Thousand Dollars
            ($500,000.00) shall be loaned by Holiday to GRS ("Loan") at the Closing via wire transfer. The Loan shall be at six percent (6%) interest and payable four (4) years from the Closing Date. GMI shall guarantee the Loan.

                 2.1.4 The Purchase Price shall be as allocated as set forth in
            Exhibit F."

      3.    SECTION 2.7.  Section 2.7 shall be added and state the following:

           "2.7 GIFT CERTIFICATES. The Purchase Price payable by Holiday to Gander shall be reduced by the amount of $25,000.00 for Gander Mountain proprietary gift certificates redeemable at the Stores. Holiday shall redeem Gander Mountain proprietary gift certificates brought to the Stores after the Closing Date, but dated prior to the Closing Date; provided, however, Holiday shall not be required to redeem more than $25,000.00 of such gift certificates."

      4. EXHIBIT F. Exhibit F shall be deleted in its entirety and replaced with the Exhibit F attached to this Amendment as Attachment 1.

     5. EXHIBIT N. Exhibit N attached to this Amendment as Attachment 2 shall be added to the Purchase Agreement.

     All other terms and conditions of the Purchase Agreement shall remain in full force and effect.


GANDER MOUNTAIN, INC. HOLIDAY SPORTS, INC.


By______________________                By___________________________________
David J. Lubar, Chairman                Lynn M. Anderson, Assistant Secretary


GRS, INC.


By______________________
David J. Lubar, Chairman

                                                                 ATTACHMENT 1 TO
                                                 AMENDMENT TO PURCHASE AGREEMENT



                                                                    EXHIBIT F TO
                                                              PURCHASE AGREEMENT


                           PURCHASE PRICE ALLOCATION


Merchandise Inventory*
at cost less $220,000.00                         $ 8,780,000 (Estimated)


Equipment,
Improvements,
and all intangibles including,
but not limited to, goodwill
and covenant not to compete                      $ 7,300,000
                                                 -----------


         TOTAL PURCHASE PRICE                    $16,080,000







(*Merchandise Inventory to be at Gander Mountain's cost less $220,000.00. Merchandise Inventory at cost to be not greater than $9,200,000.)

                               PURCHASE AGREEMENT


         THIS AGREEMENT, dated as of July 10, 1996, is between GANDER MOUNTAIN, INC., a Wisconsin corporation, P.O. Box 128, Highway W, Wilmot, Wisconsin 53192 ("GMI") and GRS, INC., a Wisconsin corporation, and a wholly owned subsidiary of GMI, P. O. Box 128, Highway W, Wilmot, Wisconsin 53192 ("GRS") (collectively referred to as "Gander Mountain"; each reference herein to Gander Mountain shall be deemed a reference to each and any of GMI and GRS) and HOLIDAY STATIONSTORES, INC., a Minnesota corporation, 4567 West 80th Street, Minneapolis, Minnesota 55437 ("Holiday").

                                   RECITALS:

         A. Gander Mountain owns and operates seventeen (17) retail sporting goods stores doing business as "Gander Mountain."

         B. Gander Mountain desires to sell to Holiday five (5) of its retail sporting goods stores located in Duluth, Maple Grove and Waite Park, Minnesota and Eau Claire and Onalaska, Wisconsin which stores are specifically listed on Exhibit A attached hereto ("Stores").

         C. Gander Mountain owns the inventories in the Stores which includes, but is not limited to, hunting, fishing and camping equipment and clothing. Gander Mountain also owns supplies in the Stores. Gander Mountain owns or holds under valid leases the furniture, equipment and fixtures used in the operation of the Stores. Gander Mountain leases the land and improvements upon which the Stores are located.

         D. Holiday desires to purchase the assets of the Stores from Gander Mountain.

         The parties are willing to do so upon the satisfaction of certain conditions precedent, including without limitation the agreement of the parties to execute and perform this Agreement and every other agreement referred to in this Agreement which is to be executed by any party (together with this Agreement, "Operative Documents").

         In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                        1.  SALE AND PURCHASE OF ASSETS

         1.1 SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date Gander Mountain shall sell, convey, assign, transfer and deliver to Holiday, and Holiday shall purchase, accept and assume possession of the following property (collectively referred to as "Assets"):

                 1.1.1 All Gander Mountain's right and title to and interest in the leases and the real property identified on Exhibit B attached hereto ("Leased Properties").

                 1.1.2 All appurtenances or fixtures owned by Gander Mountain and located on the Leased Properties; provided, however, that the foregoing shall be subject to all terms and conditions of the lease agreements pursuant to which Gander Mountain leases its interest therein (collectively referred to as "Improvements").

                 1.1.3 All items held as inventory for resale to customers and located in the Stores at the Closing Date excluding (a) any items excluded as nonsalable or defective as provided in Section 8.2, (b) all items containing any trademark, service mark or logo owned by Gander Mountain ("Gander Mountain Private Label Inventory") that Gander Mountain and Holiday mutually agree shall be excluded, and (c) any items that are the subject of intellectual property litigation that Gander Mountain is a party to including, but not limited to, trademark, copyright and patent litigation as set forth on Exhibit G; plus such additional items of inventory owned by Gander Mountain (chosen and identified as provided in Section 8.2) as shall be necessary to bring the aggregate "cost" (as recorded in the books of Gander Mountain) of all the inventory purchased by Holiday hereunder to at least Nine Million Dollars ($9,000,000.00) and not greater than Nine Million Two Hundred Thousand Dollars ($9,200,000.00). All the inventory described in the foregoing sentence is sometimes referred to herein as the "Merchandise Inventory." The Merchandise Inventory shall be transferred to Holiday free and clear of any liens or encumbrances.

                 1.1.4 All supplies located in the Stores at the Closing Date ("Supplies Inventory"). The Supplies Inventory shall be transferred to Holiday free and clear of any liens or encumbrances.

                 1.1.5 All Gander Mountain's right, title and interest in all equipment, machines, materials, furniture and other personal property used in connection with the Stores' business and located on the Leased Properties on the Closing Date, excluding the Merchandise Inventory and Supplies Inventory; provided, however, that with respect to all such personal property which is leased by Gander Mountain, the foregoing shall be subject to all terms and conditions of the lease agreement(s) pursuant to which Gander Mountain leases its interests therein (collectively referred to as "Equipment").

         1.2 ASSUMPTION OF OBLIGATIONS. Subject to all the terms and conditions of this Agreement, Gander Mountain shall assign and transfer to Holiday all real property leases described in Exhibit J attached hereto, all operating contracts described in Exhibit C attached hereto, all permits and licenses described in Exhibit E attached hereto and all contracts relating to the operation of the Stores' business described in Exhibit C hereto and Holiday shall accept and assume responsibility for all such obligations (collectively referred to as "Assumed Obligations"); provided, however, Holiday shall not assume any of the Point-of-Sale leases described in Exhibit D attached hereto ("POS Leases"). In consideration of payment of the Purchase Price and monthly prorata amounts payable under the POS Leases for the Stores ("Monthly Payments") from the Closing Date until the last day of the sixth full calendar month after the Closing Date ("POS Removal Date"), Gander Mountain grants Holiday the right to use the POS equipment for the Stores until the POS Removal Date. Holiday shall pay the Monthly Payments to either Gander Mountain or lessor, at Holiday's sole option. On or after the POS Removal Date, Gander Mountain shall, upon reasonable notice to Holiday, remove the POS equipment from the Stores. Holiday does not assume any other obligations other than as explicitly assumed under this Section 1.2

         1.3 PERMITS AND LICENSES. Holiday hereby acknowledges that notwithstanding anything herein to the contrary:

                 1.3.1 Gander Mountain shall not assign, convey or otherwise transfer to Holiday any permits and licenses which are not transferable, whether by their own terms or pursuant to applicable legal requirements; and

                 1.3.2 Holiday shall be solely responsible for obtaining, and paying all costs, in obtaining replacements for such permits and licenses in Holiday's name; provided that Gander Mountain shall cooperate with Holiday in Holiday's efforts to obtain such permits and licenses.

         At Closing, Gander Mountain agrees to assign, convey and transfer to Holiday all permits and licenses which are transferrable, which permits and licenses are listed on Exhibit E.

                               2.  PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price for the Assets, all licenses and rights granted herein, and all intangibles including, but not limited to, goodwill and covenant not to compete ("Purchase Price") shall be as follows and paid by Holiday to Gander Mountain as follows:

                 2.1.1 If the Closing Date is prior to August 15, 1996, the following amounts shall be paid by Holiday to Gander Mountain at the Closing via wire transfer:

                            (a)   Merchandise Inventory           $9,000,000.00

                            (b)   Equipment, Improvements,        $7,500,000.00
                                  and all intangibles including,
                                  but not limited to, goodwill
                                  and covenant not to compete

                            (c) Provided, however, that the amount payable by Holiday to Gander Mountain for the Merchandise Inventory may be increased from Nine Million Dollars ($9,000,000.00) to the actual amount, at Gander Mountain's cost, of Merchandise Inventory in the Stores on the Closing Date provided that such amount does not exceed Nine Million Two Hundred Thousand Dollars ($9,200,000.00).

                            (d) Provided further, however, that such amount may be reduced or increased by adjustments to the Purchase Price required pursuant to the terms of this Agreement, including but not limited to adjustments required, if any, pursuant to Sections 2.5 (recording fees), 2.6 (prorations),
                 6.5 (employee severance, if required) and 8.2 (inventory service, if required).

                 2.1.2 If for any reason the Closing Date is on or after August 15, 1996, the amount that Holiday shall pay to Gander Mountain at Closing via wire transfer, not including any reductions or increases to the Purchase Price required pursuant to the terms of this Agreement, will be as follows:

                            (a) If the Closing Date is before September 15, 1996, Holiday shall pay to Gander Mountain Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00) via wire transfer at the Closing.

                            (b) If the Closing Date is on or after September 15, 1996, but before October 15, 1996, Holiday shall pay to Gander Mountain Twelve Million Five Hundred Thousand Dollars ($12,500,000.00) via wire transfer at the Closing.

                            (c) If the Closing Date is on or after October 15, 1996, but before November 15, 1996, Holiday shall pay to Gander Mountain Ten Million Five Hundred Thousand Dollars ($10,500,000.00) via wire transfer at the Closing.

                            (d) If the Closing Date is on or after November 15, 1996, but before December 15, 1996, Holiday shall pay to Gander Mountain Nine Million Dollars ($9,000,000.00) via wire transfer at the Closing.

                 2.1.3 The reductions in payment from Holiday to Gander Mountain referred to in Sections 2.1.2 (a) through 2.1.2 (d) shall be reduced from the amount of the Purchase Price which is allocated to Equipment, Improvements, and all intangibles as set forth in Section
         2.1.1 and on Exhibit F.

                 2.1.4 The amount of Five Hundred Thousand Dollars ($500,000.00) shall be loaned by Holiday to GRS ("Loan") at the Closing via wire transfer. The Loan shall be at six percent (6%) interest and payable four (4) years from the Closing Date. GMI shall guarantee the Loan.

                 2.1.5 The Purchase Price shall be as allocated as set forth in Exhibit F.

         2.2 PRICE FOR SUPPLIES INVENTORY. In addition to the Purchase Price, Holiday shall pay to Gander Mountain at the Closing via wire transfer an amount equal to the cost (as recorded on the books of Gander Mountain) of the Supplies Inventory on the Closing Date.

         2.3 HART-SCOTT-RODINO FILING FEE. Holiday shall pay the filing fee of $45,000.00 for the Hart-Scott-Rodino filing.

         2.4 PAYMENT FOR TITLE COMMITMENTS; SURVEYS. Holiday shall be responsible for the cost of title insurance commitments and surveys ordered by Holiday.

         2.5 RECORDING FEES. Holiday shall pay all recording fees payable as a result of the public recordation of real estate documents executed and delivered to Holiday pursuant to the terms of this Agreement. Gander Mountain shall pay all recording fees payable as a result of any releases of liens or other encumbrances required to be obtained by Gander Mountain pursuant to the terms of this Agreement.

         2.6 PRORATIONS. All real and personal property taxes and assessments for prior years for the Stores which are unpaid at the time of the Closing shall be paid by Gander Mountain, as is applicable. The current real and personal property taxes and assessments assessed for the calendar year in which the Closing takes place shall be prorated between Holiday and Gander Mountain, as is applicable, and adjusted on the Closing Date on a calendar year basis. The parties shall prorate and allow Gander Mountain, as is applicable, credit for any insurance, utilities and/or licenses which will be transferred to Holiday and which have been prepaid by Gander Mountain.

             3.  REPRESENTATIONS AND WARRANTIES OF GANDER MOUNTAIN

         Gander Mountain makes the following representations and warranties to
Holiday:

         3.1 CORPORATE STATUS AND AUTHORITY. GMI and GRS are corporations duly incorporated and validly existing under the laws of the State of Wisconsin and each has filed its most current required annual report. GMI and GRS have all requisite corporate power and authority to lease the Leased Properties and to carry on the Stores' business as presently conducted. GMI and GRS have all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents and to perform their obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the Operative Documents have been duly authorized by all necessary corporate action on the part of GMI and GRS.

         3.2 ENFORCEABILITY. This Agreement does, and each of the other Operative Documents when executed and delivered shall, constitute a legal, valid and binding obligation of GMI and GRS, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity.

         3.3 QUALIFICATION. GRS is and on the Closing Date will be, duly qualified to do business and in good standing in the State of Minnesota.

         3.4 GOVERNMENTAL CONSENTS. Except as contemplated in Section 5.2.1, no consent, waiver, approval or authorization of, or designation, declaration or filing with, any governmental authority is or has been required on the part of GMI and GRS in connection with the execution and delivery of this Agreement or with the consummation of the transaction contemplated hereby.

         3.5 INVENTORY; EQUIPMENT. The Merchandise Inventory, Supplies Inventory and Gander Mountain's entire interest in the Equipment will be transferred by GRS on the Closing Date free and clear of any liens, security interests and encumbrances. Taken as a whole, the Equipment will, as of the Closing Date, be in proper working order, normal wear and tear excepted, and sufficient to the operation of the Stores. Gander Mountain will have Nine Million Dollars ($9,000,000.00) of Merchandise Inventory in the Stores on the Closing Date.

         3.6 NO BREACH, ETC. The execution, delivery and performance of this Agreement and the other Operative Documents by GMI and GRS and the consummation by GMI and GRS of the transactions contemplated hereby and thereby shall not result in:

                 3.6.1 Any conflict with or breach or violation of or default under the articles of incorporation or bylaws of GMI and GRS; and

                 3.6.2 Except for any consents required under the contracts or leases to be assigned hereunder, any conflict with or breach or violation of or default under, or result in the acceleration of, or entitle any person to accelerate (whether after the giving of notice or lapse of time or both), any obligation under any contract or applicable legal requirements.

         3.7 COMPLIANCE; PERMITS; UTILITIES; TAXES; PENDING CONDEMNATIONS. Each Leased Property and the Stores' business are in compliance in all material respects with all applicable legal requirements and no written notice of any violation of applicable legal requirements has been received from any governmental agency and Gander Mountain has all rights of ingress and egress necessary to each Leased Property and the Stores' business. Before Closing, Gander Mountain shall provide Holiday with written notice of any such noncompliance with the legal requirements or other applicable legal restrictions set forth in this Section:

                 3.7.1 No written notice of any default under, or violation of, any permit, restrictive covenant, easement or utility agreement has been received by Gander Mountain. Before Closing, Gander Mountain shall provide Holiday with a copy of all written notices of any default under, or violation of, any operating agreement, Assumed Obligation, permit, restrictive easement, easement or utility agreement.

                 3.7.2 Gander Mountain is not in default in payment of gas, electric and telephones for the Stores.

                 3.7.3 Gander Mountain is not in default in payment of any federal, state or local taxes related to the Stores, including, but not limited to, sales and use, payroll, unemployment or workers' compensation. Gander Mountain has either prepaid such taxes related to the Stores or has a sufficient reserve or escrow to pay such taxes related to the Stores.

                 3.7.4 To Gander Mountain's knowledge, no condemnation action is pending or threatened against any Leased Property.

                 3.7.5 To Gander Mountain's knowledge, no hazardous materials are present on, in or under the Leased Properties or Stores and, to Gander Mountain's knowledge, no hazardous materials have been present on, in or under the Leased Properties or Stores; provided, however, that Gander Mountain maintains in inventory in the ordinary course of business certain materials deemed to be "hazardous," including black powder and certain substances used in gunsmithing. There are no underground or aboveground storage tanks on the Leased Properties.

         3.8 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Gander Mountain, threatened by any person before any court, governmental department, commission, board, agency or authority against Gander Mountain that:

                 3.8.1 Has or would have, if adversely determined, an effect on a Leased Property; or

                 3.8.2 Challenges or may challenge the validity of this Agreement or any of the Operative Documents or seeks to enjoin or otherwise restrain the transaction contemplated herein or materially and adversely affects Gander Mountain's ability to perform its obligations hereunder and under the Operative Documents. All lawsuits and notices of governmental investigations with respect to any of the Assets or the Stores' business or Gander Mountain's business are listed on Exhibit G attached hereto.

         3.9 DEFAULT UNDER ASSUMED OBLIGATIONS. Gander Mountain has delivered to Holiday true, complete and correct copies of the Assumed Obligations listed on Exhibits B, C and D and there are no material oral agreements or amendments with respect thereto and Gander Mountain has no knowledge of default by any other parties. Gander Mountain is not in default under any such contract which is material to the operation of any Store, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by Gander Mountain under any such Assumed Obligation.

         3.10 COLLECTIVE BARGAINING AGREEMENTS. There are no collective bargaining agreements applicable to Gander Mountain's employees. Gander Mountain has no knowledge of union organizing efforts at the Stores.

         3.11    CORPORATE OPERATION.  All of the Stores are operated by GRS.

         3.12 BROKERS. Gander Mountain has authorized a broker, Smith Barney, Inc., to act on its behalf with respect to the transaction contemplated by this Agreement, and any brokers' or agents' fees or commissions incurred by Gander Mountain with respect thereto shall be paid solely by Gander Mountain. No other broker, finder or agent will be entitled to a fee or commission with respect to this Agreement.

         3.13 ENVIRONMENTAL LAWS. To Gander Mountain's knowledge, the Leased Properties are in compliance with all environmental laws at each Leased Property.

         3.14 NO AGREEMENTS. Gander Mountain represents that no lease, contract for sale, option or right of first refusal with respect to any of the Assets shall exist at the date of this Agreement or at the time of the Closing. Gander Mountain otherwise makes no other warranty or representation with respect to the Assets, it being the understanding of the parties that the Assets shall be leased or transferred to Holiday by Gander Mountain on an "AS IS, WHERE IS" basis.

         3.15 FINANCIAL INFORMATION ACCURACY. Gander Mountain represents that all financial and related information provided to Holiday prior to execution of this Agreement and listed on Exhibit L was prepared in accordance with the books and records of Gander Mountain; presents fairly the financial condition of Gander Mountain at the balance sheet dates and the sales and results of its operations and cash flows for the periods therein specified in all material respects; and has, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. If the Closing Date is on or after August 15, 1996, then Gander Mountain represents that since July 1, 1996, there has been no unexpected material adverse change in the sales trend for these stores compared to the month-to-date changes reflected on the retail sales and margin report listed on Exhibit L.

         3.16 TAX RETURNS AND AUDITS. All required federal, state and local tax returns or appropriate extension requests of Gander Mountain have been filed, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for the payment thereof has been made. Gander Mountain is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge. Except for matters which have been closed prior to the date of this Agreement or as to which all claimed deficiencies have been paid in full:

                 3.16.1 Gander Mountain has not received notice of any tax deficiency proposed or assessed against it;

                 3.16.2 Gander Mountain has not executed any waiver of any statute of limitations on the assessment or collection of any tax, except for federal returns for 1987-1992 and State of Wisconsin returns for 1986-1990; and

                 3.16.3 None of Gander Mountain's tax returns have been audited by governmental authorities in a manner to bring such audits to Gander Mountain's attention. Gander Mountain does not have any tax liabilities except those incurred in the ordinary course of business since July 1, 1995.

         3.17 DEFINITION OF "KNOWLEDGE". The "knowledge" of Gander Mountain for purposes of the representations and warranties in Sections 3.7.4, 3.7.5,
3.10 and 3.13 shall mean the actual knowledge of either David Lubar, Chairman, or Ralph Freitag, Chief Executive Officer, of Gander Mountain, without specific investigation.

         3.18 GANDER MOUNTAIN CATALOG NAME. In partial consideration of payment of the Purchase Price, Gander Mountain will not use or license the use of the name "Gander Mountain" or any related trademarks, trade names, service marks and registrations on mail order catalogs or other direct marketing techniques to any customer within the area comprising a fifty (50) mile radius from each Store and the Burger Brothers store in Rochester, Minnesota for a period commencing on the Closing Date and continuing until May 16, 2003. Holiday shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining and enjoining Gander Mountain, pending litigation, as well as upon final determination thereof, from attempting to violate or violating this Section. The right of Holiday to such injunctive relief shall be cumulative with and in addition to any other rights, remedies or actions which Holiday may have against Gander Mountain.

         3.19 EMPLOYEE BENEFIT PLANS. Gander Mountain has certain benefit plans for its Employees ("Benefit Plans"). Holiday does not assume any of the Benefits Plans or any obligations under these Benefit Plans.

         3.20 EMPLOYEES. Gander Mountain currently operates the Stores and employs employees ("Employees") in the ordinary course of the Stores' operation. Gander Mountain is not in default in any payment to any Employee, specifically including but not limited to salary and bonuses, if any.

                 4.  REPRESENTATIONS AND WARRANTIES OF HOLIDAY

         Holiday makes the following representations and warranties to Gander
Mountain:

         4.1 CORPORATE STATUS AND AUTHORITY. Holiday is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Holiday has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Holiday has all requisite power and authority to execute and deliver this Agreement and the other Operative Documents and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the Operative Documents have been duly authorized by all necessary action on the part of Holiday.

         4.2 ENFORCEABILITY. This Agreement does, and each of the other Operative Documents when executed and delivered shall, constitute a legal, valid and binding obligation of Holiday enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity.

         4.3 QUALIFICATION. Holiday and/or a wholly-owned subsidiary of it, will on the Closing Date be, duly qualified to do business and authorized to do business in the State of Wisconsin.

         4.4 GOVERNMENTAL CONSENTS. Except as contemplated in Section 5.2.1, no consent, waiver, approval or authorization of, or designation, declaration or filing with, any governmental authority is or has been required on the part of Holiday in connection with the execution and delivery of this Agreement or by Holiday in connection with the consummation of the transaction contemplated hereby.

         4.5 NO BREACH, ETC. The execution, delivery and performance of this Agreement and the other Operative Documents by Holiday and the consummation by Holiday of the transactions contemplated hereby and thereby will not result in:

                 4.5.1 Any conflict with or breach or violation of or default under the articles of incorporation or bylaws of Holiday; and

                 4.5.2 To Holiday's knowledge, any conflict with or breach or violation of or default under any obligation under any agreement to which Holiday is a party or any applicable legal requirement, which conflict, breach, violation, default or acceleration would limit Holiday's ability to perform its obligations hereunder and under the other Operative Documents.

         4.6 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Holiday, threatened by any person before any court, governmental department, commission, board, agency or authority against Holiday that challenges or may challenge the validity of this Agreement or any of the Operative Documents or seeks to enjoin or otherwise restrain the transaction contemplated herein or materially and adversely affects Holiday's ability to perform its obligations hereunder and under the Operative Documents.

         4.7 BROKERS. All negotiations relating to this Agreement and the transaction contemplated hereby have been conducted without the intervention of any person acting on behalf of Holiday in such a manner as to give rise to any valid claim against Gander Mountain or Holiday for any brokers' or finders' commission, fee or similar compensation.

         4.8 FUNDING. Holiday has access to the cash necessary to complete the transaction contemplated by this Agreement.

                            5.  CONDITIONS PRECEDENT

         5.1 PREAMBLE. The respective obligations of Gander Mountain and Holiday set forth herein regarding the consummation of the transaction contemplated by this Agreement shall be subject to the fulfillment, on or before the Closing Date, in the case of Gander Mountain, of the conditions set forth in Section 5.3, and in the case of Holiday of the conditions set forth in Section 5.4. Any of the following conditions may be waived in whole or in part by the party whose obligation to perform at the Closing is subject to such condition. Such waiver of the breach of a representation or warranty (but not a covenant) shall be deemed to constitute a waiver of any liability the breaching party hereto may have hereunder with respect to such breach, provided that the breaching party shall have disclosed the inaccuracy of the representation or warranty to the other party prior to the Closing.

         5.2 MUTUAL CONDITIONS TO OBLIGATIONS OF GANDER MOUNTAIN AND HOLIDAY. The following are conditions precedent to obligations of both Gander Mountain and Holiday under this Agreement:

                 5.2.1 HART-SCOTT-RODINO COMPLIANCE. On the Closing Date, to the extent required by law, all premerger notification filings required under the Hart-Scott-Rodino Act have been made, and the thirty (30) day waiting period required thereby shall have been the subject of early termination or shall have expired without a request from any appropriate governmental agency for additional information or, if additional information has been requested, the extended waiting period shall have expired and no party shall have received any notice from the Federal Trade Commission ("FTC") or the Department of Justice ("DOJ") that the transaction contemplated by this Agreement violates
         Section 5 of the Federal Trade Commission Act or Section 7 of the Clayton Act.

                 5.2.2 ABSENCE OF LITIGATION. No order, stay, judgment or decree (excluding any of the same relating to any action, suit or proceeding instituted by Gander Mountain or Holiday against another party hereto) shall have been issued and be in effect by any court restraining or prohibiting the Closing and no legitimate action, suit or proceeding, reasonably cognizable under the then-current facts, (excluding any of the same instituted by Gander Mountain or Holiday against another party hereto) shall be pending (or threatened by any governmental or regulatory body) (a) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transaction contemplated by this Agreement or seeking material damages in connection therewith; or (b) regarding the ownership, operation or use of any of the Assets or the Stores' business; provided that before any determination is made to the effect that this condition has not been satisfied, Gander Mountain and Holiday shall use reasonable efforts and take such other actions as may be reasonably necessary, each at its own expense, to have such order, stay, judgment or decree lifted or dismissed and any such action, suit or proceeding dismissed or terminated.

                 5.2.3 BULK SALES. On the Closing Date, to the extent required by law, all bulk sales notices required to be given under state law(s) have been made and the waiting period(s) required thereby shall have expired.

                 5.2.4 ASSETS. On the Closing Date, all of the Assets are available for sale and have not been destroyed by casualty, taken by condemnation or in any way diminished or impaired.

         5.3 CONDITIONS TO OBLIGATIONS OF GANDER MOUNTAIN. The following are conditions precedent to the obligations of Gander Mountain under this
Agreement:

                 5.3.1      The representations and warranties of Holiday in
         Section 4 shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of the Closing. Holiday shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by Holiday at or before the Closing.

                 5.3.2 Holiday shall have taken all of the actions required by this Agreement to be taken by it at or prior to the Closing.

         5.4 CONDITIONS TO OBLIGATIONS OF HOLIDAY. The following are conditions precedent to the obligations of Holiday under this Agreement:

                 5.4.1 The representations and warranties of Gander Mountain in Section 3 shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of the Closing. Gander Mountain shall have duly performed and complied in all material respect with all agreements contained herein required to be performed or complied with by Gander Mountain at or before the Closing.

                 5.4.2 Gander Mountain shall have taken all of the actions required by this Agreement to be taken by Gander Mountain at or prior to the Closing.

                 5.4.3 Each lessor of POS Leases and of the Leased Properties shall have executed a consent to Gander Mountain's assignment of Gander Mountain's leasehold interest in the Leased Properties and in such leased Equipment and executed an Estoppel Certificate relating thereto. Each Lessor of the Leased Properties shall have executed an amendment to the lease (a) modifying any restrictive covenant that would potentially interfere with Holiday's gasoline/convenience store business; (b) substituting a net worth statement in excess of a certain amount for the tenant's financial statement; and (c) substituting Holiday as the tenant.

                       6.  OBLIGATIONS OF GANDER MOUNTAIN

         6.1 CONDUCT OF BUSINESS. During the time from the date of this Agreement until Closing ("Interim Period"), if any, Gander Mountain shall, except to the extent Holiday shall have given its prior written consent to do otherwise:

                 6.1.1 Carry on the Stores' business substantially in the same manner in which it is presently being conducted;

                 6.1.2 Not sell, lease or otherwise transfer or encumber title to any of the Assets other than the sale of inventory in the ordinary course of the Stores' business;

                 6.1.3 Use reasonable efforts to obtain the transfer of all transferable Permits and any consent of other parties to Holiday's assumption of the contracts described in Sections 1.2 and 1.3 and of the leases of the leased personal property and the Leased Properties which consents are required in connection with the conveyance and transfer of the Assets to Holiday; and

                 6.1.4 Maintain the Assets in substantially the same condition as on the date hereof, ordinary wear and tear excepted.

         6.2 ACCESS AND INFORMATION. During the Interim Period, Holiday may reasonably request and Gander Mountain shall give, or cause to be given to Holiday and its employees, agents and representatives, reasonable access, during normal business hours and at Holiday's cost and expense, to building plans, surveys, as-built drawings, diagrams, wiring diagrams, warranties and environmental site assessments, pertaining to the Leased Properties or the Stores' business. To the extent legally permissible, on or after the Closing Date, Gander Mountain shall also give to Holiday the names and addresses of all Gander Mountain credit card customers within the area comprising a fifty (50) mile radius from each Store. Gander Mountain shall permit Holiday, at Holiday's cost and expense, to make copies of such records (except as prohibited by any agreement relating to the Stores' business) contained in the records of Gander Mountain to the extent access thereto is permitted above. During the Interim Period, after giving Gander Mountain reasonable prior written notice, Holiday shall have the right, at its expense, to enter the Leased Premises at any reasonable time during normal business hours to inspect the Assets. Holiday shall conduct such activities so as to minimize any interference with the Stores' business.

         6.3 HART-SCOTT-RODINO. If required by law, within three (3) business days from the date hereof, Gander Mountain shall submit to the FTC and the DOJ, all of its filings required to commence the "waiting period" under the Hart-Scott-Rodino Act in connection with the transaction contemplated by this Agreement. If a request for additional information is made of Gander Mountain pursuant to the Hart-Scott- Rodino Act, Gander

Mountain shall use reasonable efforts to cause compliance with such request as soon as practicable after receipt of such request. Holiday shall pay the filing fee associated with actions required to comply with the Hart-Scott-Rodino Act.

         6.4 SALES AND USE TAXES DUE PRIOR TO THE EFFECTIVE TIME. Gander Mountain agrees to timely prepare and timely file all sales and use tax returns with respect to transactions occurring on or before the Closing in connection with the Stores' business and timely pay all sales and use taxes applicable to the sales reported on such tax returns. If at any time following the Closing Date there shall be assessed against Holiday any sales or use taxes attributable to the transactions occurring in connection with the Stores' business prior to the Closing Date, then promptly after its receipt of notice of such assessment, but in no event less than ten (10) days prior to the expiration of the appeal or protest period, Holiday shall notify Gander Mountain of same, and Gander Mountain, unless Gander Mountain contests the assessment, shall within ten (10) days after receipt of such notification pay to Holiday an amount equal to such assessed sales or use taxes and any penalties and interest applicable thereto. Holiday shall be obligated to apply such amounts paid by Gander Mountain toward the payment of such assessed sales and use taxes and any penalties and interest applicable thereto. Nothing herein shall prevent Gander Mountain from contesting in good faith any such assessments of such sales or use taxes.

         6.5 TERMINATION OF EMPLOYEES. On or before the Closing Date, Gander Mountain agrees it will notify all of its Employees at the Stores that their employment is terminated, to be effective as of the Closing Date.
Holiday intends, but (except as otherwise specifically provided herein) is not required, to interview the Employees at the Stores and extend offers of employment to those individuals that Holiday deems acceptable according to Holiday's normal employment standards; provided, however, Holiday shall hire all of the Employees as of the Closing Date of the Eau Claire, Wisconsin and Onalaska, Wisconsin Stores, and Holiday shall make an offer of employment to all of the Employees of the Duluth, Maple Grove and Waite Park, Minnesota Stores who submit an application for employment to Holiday prior to the Closing Date. Holiday may interview prior to the Closing Date any existing Employee of the Stores for purposes of employment by Holiday. Holiday may hire any existing Employees of the Stores effective as of 12:01 a.m. CST on the Closing Date. Gander Mountain shall not offer to transfer any Employee to any other store owned or controlled by Gander Mountain unless and until Holiday declines to extend an offer of employment to such person. Any person employed by Holiday shall be an "employee-at-will" and nothing herein is intended to obligate Holiday to extend an offer of employment or to employ any Employee for any length of time. For any Gander Mountain Employee hired by Holiday, the original date of hire shall be honored by Holiday for all purposes except for participation in Holiday's profit sharing plan which includes the 401(k) plan. All Employees hired by Holiday shall be entitled to all vacation time accrued while working for Gander Mountain. If otherwise eligible under the terms of Holiday's health insurance plan, all Employees hired will be covered by such health insurance as of the date of hire by Holiday; all "pre-existing conditions" limitations, as that term is defined in the plan, will not be waived. For any Gander Mountain Employee who submits an application to Holiday but is not extended an offer of employment by Holiday on or before the Closing Date, Holiday shall pay to Gander Mountain at Closing an amount equal to the severance pay, vacation pay, personal pay and medical/dental pay of all Employees not extended offers of employment by Holiday. Holiday shall have no obligation for any severance pay, vacation pay, sick pay, personal pay, medical/dental pay or any other pay for any Gander Mountain Employee who does not submit an application for employment by Holiday who does not accept such offer on or before the Closing Date.

                           7.  OBLIGATIONS OF HOLIDAY

         7.1 HART-SCOTT-RODINO. If required by law, within three (3) business days from the date hereof, Holiday shall submit to the FTC and the DOJ, all filings for Holiday required to commence the "waiting period" under the Hart-Scott-Rodino Act in connection with the transaction contemplated by this Agreement. If a request for additional information is made to Holiday pursuant to the Hart-Scott-Rodino Act, Holiday shall use reasonable efforts to comply with such request as soon as practicable after receipt of such request. Holiday shall pay the filing fee associated with actions required to comply with the Hart-Scott-Rodino Act.

                                  8.  CLOSING

         8.1 CLOSING DATE. The closing ("Closing") shall take place at a location to be designated by Holiday on July 23, 1996 ("Closing Date"); provided, however, that the Closing Date may be postponed to a later business day by Gander Mountain or Holiday as is reasonably necessary in order for such party to comply with the provisions of Sections 5.2.1, 5.2.3, 5.4.3 and 6.1.3 hereof, which postponement is subject to the provisions of Section 10.1.2. Time is of the essence for the Closing Date. All documents shall be dated to be effective as of 12:01 a.m. CST on the Closing Date. Any amounts to be paid by either party shall be transferred via wire transfer before 3:00 p.m. CST on the Closing Date. Failure to close on the Closing Date shall result in adjustments to the Purchase Price as set forth in Section 2.1.3.

         8.2 INVENTORY; PHYSICAL INVENTORY. On or prior to the Closing Date, Holiday shall designate whether either a physical inventory of the Merchandise Inventory and Supplies Inventory shall be conducted by an outside inventory service or whether another inventory method shall be used ("Physical Inventory"). If Holiday designates a physical inventory be conducted and the Closing Date is prior to August 15, 1996, Holiday shall pay all costs incurred of an outside inventory service with respect to conducting a physical inventory. If Holiday designates a physical inventory be conducted and the Closing Date is on or after August 15, 1996, Gander Mountain and Holiday shall each pay one-half of all costs incurred of an outside inventory service with respect to conducting a physical inventory.

                 8.2.1 Gander Mountain shall immediately provide to Holiday a list of all Merchandise Inventory in the Stores and a list of all other available inventory owned by Gander Mountain for Holiday to select from for shipment to the Stores prior to Closing to bring the aggregate "cost" (as recorded in the books of Gander Mountain) of the Merchandise Inventory to Nine Million Dollars ($9,000,000.00). Holiday shall, as soon as reasonably practical after the date hereof and prior to the Closing Date, provide a list to Gander Mountain of the inventory it has selected and identified to be shipped to the Stores prior to the Closing and Gander Mountain agrees to do so, at its cost and expense.

                 8.2.2 Subject to Sections 8.2.3 and 8.2.4, Holiday shall, prior to Closing, make the sole determination as to (a) any nonsalable items; (b) any defective items; and (c) any items related to intellectual property litigation that Gander Mountain is a party to including, but not limited to, trademark, copyright and patent litigation.

                 8.2.3 "Defective" means the Merchandise Inventory item does not perform the function it is intended to perform.

                 8.2.4 "Nonsalable" means the Merchandise Inventory item is outdated or out-of-code or other similar situation rendering it nonsalable. Nonsalable does not mean nonseasonal items. Nonsalable Merchandise Inventory excluded from the Merchandise Inventory shall not exceed a total of $50,000.00.

                 8.2.5 Gander Mountain and Holiday shall cooperate on the Gander Mountain Private Label Inventory.

                 8.2.6 Upon completion of the Physical Inventory, Gander Mountain and Holiday shall enter into a written certification of the Physical Inventory results and Merchandise Inventory and Supplies Inventory purchase price for each Store ("Certification").

         8.3 CLOSING. Among other terms and conditions, the obligations of Gander Mountain and Holiday to consummate the transaction contemplated by this Agreement shall be conditioned upon the mutual agreement of all parties as to the form of each of the Operative Documents referenced in this Section 8.3. At the Closing, Gander Mountain and/or Holiday shall execute and deliver the following:

                 8.3.1      Bill of Sale - Inventory (Exhibit H-1);

                 8.3.2      Bill of Sale - Equipment (Exhibit H-2);

                 8.3.3      Promissory Note (Exhibit I);

                 8.3.4 Real Estate Lease Assignment and Assumption Agreement (Exhibit J);

                 8.3.5      Estoppel Certificates as required by Section 5.4.3.

                 8.3.6      Amendments to Real Estate Leases as required by
         Section 5.4.3;

                 8.3.7      Resale Exemption Certificates;

                 8.3.8 Corporate resolutions of GMI, GRS and Holiday, in form and substance mutually satisfactory, authorizing the action to be taken by each party pursuant to this Agreement and the Operative Documents;

                 8.3.9 Such documents required to complete the transfer of the Alcohol, Tobacco and Firearms ("ATF") licenses; and

                 8.3.10 Such other documents as GMI, GRS and/or Holiday and/or First American Title Company may reasonably request to complete the transaction contemplated by this Agreement.

         Each party shall pay for those documents required to be delivered or escrowed by it and each party shall pay its own professional fees and expenses.

                             9.  OTHER OBLIGATIONS

         9.1 GRANT OF RETAIL LICENSE. In partial consideration of the payment of the Purchase Price, Gander Mountain hereby grants to Holiday the exclusive right to reproduce, display, broadcast, publish and otherwise use the trade names, trademarks, service marks, trade dress and other signage, decor, logos and designs currently owned by Gander Mountain, including, without limitation, the mark "Gander Mountain" and those listed on Exhibit M attached hereto and any and all registrations therefore (all of the foregoing hereinafter collectively referred to as the "Marks"), on and in connection with the Stores and the retail sale of any of the Assets and any advertising, promotion and distribution relating thereto, whether alone or in combination with other marks, subject to the terms and conditions hereinafter specified.

         9.2     TERMS AND CONDITIONS RELATING TO LICENSE.

                 9.2.1 The license granted in Section 9.1 above shall continue until the last day of the sixth full calendar month after the Closing Date, at which time it will expire. Upon the expiration of the license Holiday shall cease all further uses of the Marks, except that Holiday shall have the right to continue to reproduce, display, broadcast, publish and otherwise use the Marks thereafter only as necessary to sell off (excluding any advertisements and promotion to sell off) any

         Gander Mountain Private Label Inventory in the ordinary course of Holiday's business. Holiday will use reasonable efforts to sell the Gander Mountain Private Label Inventory expeditiously, provided, however, such efforts shall not obligate Holiday to sell the Gander Mountain Private Label Inventory out of season.

                 9.2.2 Holiday agrees that it will not use the Marks on or in connection with the sale of any goods or services through any direct marketing to consumers through catalogs or similar printed materials or electronic media (including without limitation, any catalogs on the Internet), through telemarketing or through similar marketing materials intended to reach consumers directly (but shall not include, without limitation, any traditional secondary advertising, such as in newspapers or magazines or any materials inserted therein, via television or radio, or on any signage or billboards).

                 9.2.3 Holiday agrees to use the Marks in a manner consistent with the quality of the goods and services currently being offered by Gander Mountain under the Marks at Gander Mountain's own retail stores operating under the mark "Gander Mountain."

                 9.2.4 Gander Mountain shall not use and shall not permit any other person or entity to use any of the Marks on or in connection with any retail sporting goods store or similar store located anywhere within a fifty (50) mile radius of any of the Stores and the Burger Brothers Store in Rochester, Minnesota for a period of five (5) years from and after the Closing Date.

                 9.2.5 Gander Mountain represents and warrants that subject only to the Trademark License Agreement described in this sentence that it is the exclusive owner of all rights in and to the Marks, that the Marks are not the subject of any threatened or pending litigation, that it has the right to grant the licenses set forth herein, that Holiday's exercise of its rights under the licenses granted herein will not violate or infringe the rights of any other person or entity (including, without limitation, any rights of any bank or lender or the rights of Cabela's Incorporated under the Trademark License Agreement between Cabela's Incorporated and Gander Mountain, Inc. and GMO, Inc. dated May 16, 1996).

                 9.2.6 Holiday, in exercising the rights in this Section 9, agrees that it will not state or imply to any person or party that Gander Mountain itself or any of the Gander Mountain stores not included in this transaction plan to cease operations.

                                10.  TERMINATION

         10.1 TERMINATION. Subject to Section 10.2, this Agreement and the transaction contemplated hereby may be terminated and abandoned:

                 10.1.1 At any time prior to the Closing Date by mutual written consents of Holiday and Gander Mountain;

                 10.1.2 By written notice from either party to the other if the Closing shall not have occurred prior to August 15, 1996 for any reason whatsoever other than the mutual written agreement of the parties hereto to extend the Closing Date past such deadline;

                 10.1.3 By either party if a final non-appealable judgment has been entered against such party restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transaction contemplated hereby; or

                 10.1.4 In any event this Agreement will automatically terminate on December 15, 1996, if the Closing has not occurred.

         10.2 LIMITATION ON RIGHT TO TERMINATE. A party shall not be allowed to exercise any right of termination pursuant to Section 10.1 hereof if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

                 10.2.1     If this Agreement is terminated as permitted under
         Section 10.1 hereof, such termination shall be without liability of or to any party to this Agreement or any shareholder, director, officer, trustee, employee, agent, servant, consultant, representative of such party; provided, if, with the intent to avoid consummating the transaction contemplated in this Agreement, any party (or a person associated therewith) deliberately fails to fulfill a condition to the performance of any other party or to perform a covenant of this Agreement or deliberately breaches this Agreement, then such party shall be liable to the other party in damages. Notwithstanding the foregoing, however, or any other provision hereof, if Gander Mountain shall refuse to close the transactions provided for herein because it has received an offer from a third party providing for a sale of assets, merger, business combination or similar transaction, or for a significant equity investment in Gander Mountain, on terms which a majority of the Board of Directors of GMI in good faith believe are materially more favorable to Gander Mountain than the transaction provided for herein, then Gander Mountain shall pay to Holiday, as liquidated damages for, and the sole remedy for, such refusal and resulting termination, the sum of One Hundred Thousand Dollars ($100,000.00).

                 10.2.2 If this Agreement is terminated for any reason, Holiday shall not make any offer of employment to any Gander Mountain employees for a period of two (2) years from and after the date of this Agreement without the written consent of Gander Mountain. In addition, Holiday shall destroy all materials received from Gander Mountain containing information about Gander Mountain not available to the general public, and all copies thereof, all analyses thereof, and all internal materials containing any of the foregoing; and Holiday agrees in such case neither to use any such information for any purpose, nor to disclose the same to any third person under any circumstances whatsoever.

                           11.  ADDITIONAL COVENANTS

         11.1 BULK SALES ACT COMPLIANCE. Gander Mountain shall assist Holiday in complying with the terms of the bulk sales provisions of the Uniform Commercial Code as enacted in the State of Wisconsin. Further, Gander Mountain agrees to indemnify and hold Holiday harmless from and against all claims, demands, causes of action, liabilities, losses or other costs (including reasonable attorneys' fees) that may be asserted against Holiday, or any personal property conveyed to Holiday hereby, by any "creditor" (as such term is defined in the bulk sales statute referenced herein) of Gander Mountain with respect to obligations incurred by Gander Mountain, unless expressly assumed by Holiday.

         11.2 COVENANT NOT TO COMPETE-GANDER MOUNTAIN. In partial consideration of payment of the Purchase Price, neither Gander Mountain nor any affiliated company shall use the name Gander Mountain for any retail use nor operate a retail sporting goods store within the area comprising a fifty (50) mile radius from each Store and the Burger Brothers store in Rochester, Minnesota for a period of five (5) years from and after the Closing Date. Holiday shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining and enjoining Gander Mountain, pending litigation, as well as upon final determination thereof, from attempting to violate or violating this Section. The right of Holiday to such injunctive relief shall be cumulative with and in addition to any other rights, remedies or actions which Holiday may have against Gander Mountain.

         11.3 COVENANT NOT TO COMPETE-HOLIDAY. Neither Holiday nor any affiliated company shall use the name Holiday or permit the use of the name Burger Brothers for any sporting goods retail use, except for its gasoline/convenience stores, nor directly or indirectly own any interest in, manage, control or in any manner operate a retail sporting goods store within the area comprising a fifty (50) mile radius from the presently existing twelve
(12) Gander Mountain Stores not included in this Agreement and as listed on Exhibit K attached hereto for a period of five (5) years from and after the Closing Date. Gander Mountain shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining and enjoining Holiday, pending litigation, as well as upon final determination thereof, from attempting to violate or violating this Section. The right of Gander Mountain to such injunctive relief shall be cumulative with and in addition to any other rights, remedies or actions which Gander Mountain may have against Holiday.

         11.4    DUTY TO INSURE.   The duty to insure the Real Estate and the
other Assets and all risk, liability and responsibility for all loss or damage to the Assets, and for all claims by third parties arising out of the use or ownership of the Assets, and the duty to defend, indemnify and hold the other party harmless against any such claims (except for claims based on the other party's active negligence, wrongdoing or misconduct) shall be Gander Mountain's with respect to events occurring before the Closing Date and shall be Holiday's with respect to events occurring from and after the Closing Date. Holiday shall have the right to terminate this Agreement prior to the Closing Date if a material portion of the Assets are sold, lost or destroyed prior to the Closing Date.

         11.5 SALES TAX. The parties shall take all necessary steps to ensure that the purchase and sale of the Assets hereunder shall be exempt from all sales and use taxes. Without limiting the generality of the foregoing, Holiday shall provide to Gander Mountain such resale certificates as Gander Mountain may request.

         11.6 CABELA'S AGREEMENTS. Gander Mountain has provided Holiday with copies of a Trademark License Agreement and a Noncompetition Agreement (collectively, the "Cabela's Agreements"), each dated May 16, 1996, between Gander Mountain and Cabela's Incorporated. Holiday agrees that, in using names provided by Gander Mountain in accordance with Section 6.2 and in using Gander Mountain's name and trademark as provided in Section 9.1, and in all other respects, Holiday shall not cause Gander Mountain to breach either of the Cabela's Agreements.

                              12.  INDEMNIFICATION

         12.1 INDEMNIFICATION BY GANDER MOUNTAIN. Except as otherwise provided in Section 10.2.1, Gander Mountain agrees to indemnify Holiday and to hold Holiday harmless from and against any and all liabilities, losses and other claims (including reasonable attorneys' fees) arising out of or relating to the inaccuracy of any of the warranties, representations or breach of any covenants made by Gander Mountain pursuant to this Agreement or any Operative Documents, or arising out of or relating to the operation of the Stores before the Closing Date, other than Assumed Obligations, including without limitation all liabilities, losses and claims with respect to federal, state and local tax and other obligations, with respect to the employment of personnel and with respect to obligations pursuant to service, leases and other contracts applicable to the Stores.

         12.2    INDEMNIFICATION BY HOLIDAY.  Except as otherwise provided in
Section 10.2.1, Holiday agrees to indemnify Gander Mountain and to hold Gander Mountain harmless from and against any and all liabilities, losses and other claims (including reasonable attorneys' fees) arising out of or relating to the inaccuracy of any of the warranties, representations or the breach of any covenants made by Holiday pursuant to this Agreement or any Operative Documents, or arising out of or relating to the operation of the Stores from and after the Closing Date, including without limitation all liabilities, losses and claims with respect to federal, state and local tax and other obligations, with respect to the employment of personnel and with respect to Assumed Obligations.

         12.3    LIMITATIONS ON INDEMNIFICATION.

                 12.3.1 TIME LIMITATION. No claim or action shall be brought under this Section 12 for breach of a representation or warranty after the lapse of twelve (12) months following the Closing, except that Gander Mountain's representations and warranties in
         Section 3.5 concerning title to the Merchandise Inventory, Supplies Inventory and the owned Equipment shall be unaffected by this time limitation.

                 12.3.2 AMOUNT LIMITATION. Except with respect to claims for breaches of representations or warranties contained in Sections
         3.12 or 4.7, an indemnified party shall not be entitled to indemnification under this Section 12 for breach of representation or warranties unless the aggregate of the indemnifying party's indemnification obligations hereunder (but for this subsection 12.3.2) exceeds $100,000.00; but in such event, the indemnified party shall be entitled to indemnification in full for all breaches.

                 12.3.3 INSURANCE OFFSET. The obligation of a party to indemnify any claim under this Section 12 shall be reduced by the full amount of any insurance collectible by the indemnified party with respect to such claim or the underlying facts under any applicable policy or policies.


                               13.  MISCELLANEOUS

         13.1 SEVERABILITY. All of the provisions of this Agreement are distinct and severable, and if any provision shall be determined to be illegal, void or unenforceable, such determination shall not affect the validity, legality or enforceability of any other provisions of this Agreement.

         13.2 GOVERNING LAW. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         13.3 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, representatives, successors and assigns.

         13.4 PROHIBITION ASSIGNMENT. This Agreement may not be assigned by Holiday; provided, however, that Holiday may assign its rights (but not its obligations) under this Agreement to a subsidiary entity.

         13.5 AMENDMENT. This Agreement may only be amended in a writing signed by all parties.

         13.6 SURVIVAL. This Agreement shall remain in full force and effect until all obligations of each party to this Agreement between Gander Mountain and Holiday have been fully satisfied in accordance with the terms of each such agreement. The terms and conditions of this Agreement shall survive, continue in full force and effect, and shall be enforceable after the closing of the transaction contemplated by this Agreement.

         13.7 NO THIRD PARTY BENEFICIARIES. This Agreement is only for the benefit of the parties to this Agreement and not for the benefit of any third party beneficiaries.

         13.8 NOTICE. Any notice to be given by one party hereto shall be personally delivered, sent by registered or certified mail or sent by a nationally recognized courier service that issues a receipt to the other parties hereto at the addresses in this Section (or to such other address as may be designated by notice to the other parties), and shall be deemed given upon the earlier of personal delivery, the date postmarked, delivery to such courier or the refusal to accept such service:

         If to Holiday:

                 Holiday Stationstores, Inc.
                 4567 West 80th Street
                 Minneapolis, Minnesota 55437
                 Attention: President

         with a copy to:

                 Holiday Stationstores, Inc.
                 4567 West 80th Street
                 Minneapolis, Minnesota 55437
                 Attention: Legal Department

         If to Gander Mountain:

                 Gander Mountain, Inc.
                 P.O. Box 128
                 Highway W
                 Wilmot, Wisconsin 53192
                 Attention: President
         with a copy to:

                 Foley & Lardner
                 First Wisconsin Center
                 777 East Wisconsin Avenue
                 Milwaukee, WI 53202-5367
                 Attention:  John M. Olson

         13.9 AUTHORITY. Each party has caused this Agreement and the Operative Documents to be executed and represents and warrants that their signatory has been and is on the date of this Agreement and the Operative Documents duly authorized by all necessary and appropriate corporate action to execute this Agreement and the Operative Documents.

         13.10 PUBLICITY. Any press release or announcement concerning the transaction contemplated hereby shall be issued by joint agreement of the parties hereto, unless a release or announcement by a party hereto, acting alone, is required by applicable legal requirements.

         13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

         13.12   TIME OF ESSENCE.  Time is of the essence of this Agreement.

         13.13 SCOPE. The parties understand and agree that Holiday is only purchasing or leasing, as is applicable, certain of Gander Mountain's personal and real property assets and that, except as specifically set out herein, this Agreement shall not be construed to be in any manner whatsoever an assumption by Holiday of any debts, obligations or liabilities of Gander Mountain which are owing with respect to the operation of the Stores prior to the Closing Date, including without limitation any obligations with respect to:

                 13.13.1 Payroll, payroll tax, any other form of withholding tax, union obligations or employee benefits;

                 13.13.2 Sales and use tax, income tax, real or personal property tax or other obligations owing to the State of Minnesota, State of Wisconsin or to any other city, county, state or federal authority;

                 13.13.3    All vendor payables; and

                 13.13.4 All other obligations of Gander Mountain's business which are owing with respect to the operation of the Stores prior to the Closing Date.

         Gander Mountain agrees to pay all such obligations in the ordinary course of business, except for those specific obligations which are assumed by Holiday under the Contracts Assignment and Assumption Agreement.

         13.14 JOINT AND SEVERAL LIABILITY. GMI and GRS are jointly and severally liable for any and all obligations of any such party hereunder.

         13.15 NO MERGER. This Agreement does not constitute a merger, consolidation or any other relationship other than seller and buyer. This Agreement is not intended to cause or create a joint venture.

         IN AGREEMENT, the parties have executed this Agreement as of the date first above written.

GANDER MOUNTAIN, INC.                      HOLIDAY STATIONSTORES, INC.


By                                      By     Gerald A. Erickson
  --------------------------------        ------------------------------------
Title                                   Title  Vice President
     -----------------------------           ---------------------------------


GRS, INC.


By
  --------------------------------
Title
     -----------------------------

         Gander Mountain agrees to pay all such obligations in the ordinary course of business, except for those specific obligations which are assumed by Holiday under the Contracts Assignment and Assumption Agreement.

         13.14 JOINT AND SEVERAL LIABILITY. GMI and GRS are jointly and severally liable for any and all obligations of any such party hereunder.

         13.15 NO MERGER. This Agreement does not constitute a merger, consolidation or any other relationship other than seller and buyer. This Agreement is not intended to cause or create a joint venture.

         IN AGREEMENT, the parties have executed this Agreement as of the date first above written.

GANDER MOUNTAIN, INC.                      HOLIDAY STATIONSTORES, INC.


By  David J. Lubar                      By
  --------------------------------        ------------------------------------
Title  Chairman                         Title  Vice President
     -----------------------------           ---------------------------------


GRS, INC.


By  David J. Lubar
  --------------------------------
Title
     -----------------------------

                                    EXHIBITS


EXHIBIT                   DESCRIPTION
- -------                   -----------

Exhibit A                 Store List (Included)

Exhibit B                 Leased Properties

Exhibit C                 Contracts to be Assumed by Holiday

Exhibit D                 POS Leases

Exhibit E                 Permits and Licenses to be Assumed by Holiday

Exhibit F                 Purchase Price Allocation

Exhibit G                 Litigation

Exhibit H-1               Bill of Sale - Inventory

Exhibit H-2               Bill of Sale - Equipment

Exhibit I                 Promissory Note

Exhibit J                 Real Estate Lease Assignment and Assumption Agreement

Exhibit K                 Store List (Excluded)

Exhibit L                 Financial Information List

Exhibit M                 Gander Mountain Marks





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